EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of StanCorp Financial Group, Inc. on Form S-8 of our reports dated February 27, 2004 and May 28, 2004, appearing in the Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2003 and in the Annual Report on Form 11-K of the Standard Insurance Company Home Office Employees’ Deferred Compensation Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon

May 28, 2004